EXHIBIT 5.1

[MHM Letterhead]

November 10, 2015

THE BANK OF YOKOHAMA, LTD.

1-1, Minatomirai 3-Chome

Nishi-ku, Yokohama, Kanagawa 220-8611, Japan

Re:          Registration Statement on Form F-4 of THE BANK OF YOKOHAMA, LTD.

                and THE HIGASHI-NIPPON BANK, LIMITED

Ladies and Gentlemen:

We have acted as special legal counsel to THE BANK OF YOKOHAMA, LTD. (the “Company”), a joint stock corporation incorporated under the Companies Act of Japan, in connection with the statutory transfer (the “Joint Share Transfer”) of the shares of the Company and THE HIGASHI-NIPPON BANK, LIMITED (“Higashi-Nippon Bank”) for shares of Concordia Financial Group, Ltd. (“HoldCo”), a newly incorporated holding company, pursuant to the terms and conditions of the share transfer plan dated September 8, 2015 jointly prepared by the Company and Higashi-Nippon Bank under the Companies Act of Japan (as amended pursuant to a Memorandum of Understanding concerning the Business Integration Agreement and the Share Transfer Plan dated October 30, 2015 between the Company and Higashi-Nippon Bank, the “Share Transfer Plan”), to be approved at each of the extraordinary general meetings of shareholders of the Company and Higashi-Nippon Bank, each scheduled to be held on December 21, 2015.

In so acting, we have been asked to render our opinion as to certain legal matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”) jointly filed by the Company and Higashi-Nippon Bank with the United States Securities and Exchange Commission on November 10, 2015 for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of HoldCo common stock, to be issued in connection with the Joint Share Transfer to United States shareholders of record of each of the Company and Higashi-Nippon Bank as of the day immediately preceding the date of the Joint Share Transfer. For such purpose, we have examined, inter alia, the following documents:

(a)

official certificates of all matters recorded in the commercial register, the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Rules of the Company and Higashi-Nippon Bank;

(b)

certified copies of the minutes of the meetings of the Board of Directors of the Company and Higashi-Nippon Bank held on September 8, 2015, a copy of the final draft of minutes of the meeting of the Board of Directors of the Company held on October 28, 2015, and a copy of the final draft of minutes of the meeting of the Board of Directors of Higashi-Nippon Bank held on October 30, 2015;

(c)	a copy of the Registration Statement and all exhibits thereto;

(d)	an executed copy of the Share Transfer Plan;

(e)

an executed copy of a business integration agreement (which includes the Share Transfer Plan as an attachment thereto) dated September 8, 2015 between the Company and Higashi-Nippon Bank, and an executed copy of a Memorandum of Understanding concerning the Business Integration Agreement and the Share Transfer Plan dated October 30, 2015 between the Company and Higashi-Nippon Bank;

(f)	an original of the Officer’s Certificate dated November 10, 2015 executed by Tatsumaro Terazawa, Representative Director, President of the Company; and

(g)	an original of the Officer’s Certificate dated November 10, 2015 executed by Michito Ishii, Representative Director, President of Higashi-Nippon Bank.

We have also examined such certificates and other records and documents of the Company and Higashi-Nippon Bank and such other matters, documents and records, and considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth. We have relied, as to factual matters, upon the documents referred to in paragraphs (a) through (g) above.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and based on the assumptions stated below:

(A)

we are of the opinion that when the Shares have been duly issued pursuant to and in accordance with the terms and conditions of the Share Transfer Plan, the Shares will be legally issued, fully paid and non-assessable; and

(B)

the statements set forth in the Registration Statement under the caption “TAXATION—Japanese Tax Consequences” are our opinion as to the principal Japanese income tax consequences of the Joint Share Transfer and the ownership and disposition of the Shares to U.S. holders that are non-resident individuals of Japan or non-Japanese corporations without a permanent establishment in Japan.

In rendering the above opinion, we have assumed without independently verifying that (i) the Share Transfer Plan is duly approved by each of the extraordinary general shareholders meetings of the Company and Higashi-Nippon Bank, both scheduled to be held on December 21, 2015, (ii) all necessary governmental authorization, permits, consents and approvals are acquired or completed, (iii) the securities registration statement under the Financial Instruments and Exchange Act of Japan is filed and becomes effective prior to the effective date of the Joint Share Transfer, (iv) the registration of the incorporation of HoldCo in the commercial register scheduled to be made on or after April 1, 2016 is made, (v) the Company and Higashi-Nippon Bank comply with all document retention, shareholder notice and other procedural requirements imposed by the Companies Act and other applicable laws of Japan in connection with the Joint Share Transfer, (vi) all signatures or seal impressions on any documents we reviewed are true and genuine; (vii) all documents submitted to us as originals are authentic and complete; (viii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (ix) all documents submitted to us as forms are executed substantially in such forms; (x) all natural person-signatories who have executed or delivered the Share Transfer Plan and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient legal capacity to take such actions; (xi) each party (other than the Company) to each of the Share Transfer Plan and all other documents related thereto is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (xii) each of the Share Transfer Plan and all other documents related thereto has been duly authorized by all the parties thereto (other than the Company); (xiii) each of the Share Transfer Plan and all other documents related thereto has been duly executed and delivered by all the parties thereto; (xiv) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, effectiveness or enforcement of, any of the Share Transfer Plan and all other documents related thereto; and (xv) the Share Transfer Plan and all other documents related thereto are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than Japanese law), or not otherwise contrary to public policy or any mandatory provisions of applicable laws of any jurisdiction other than Japan, as presently or hereafter in force or given effect.

The above opinion is further qualified by the assumptions and subject to the limitations set forth below:

(i)

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties (except as expressly provided herein), or other information contained in the documents referred to in paragraphs (a) through (g) above or in any other document examined in connection with this opinion except as expressly provided herein;

(ii)

We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Japan;

(iii)	We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the effect of any law of any jurisdiction other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(v)

The opinion expressed above is subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

(vi)

The opinion expressed above is subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vii)	Japanese courts may not give full effect to an indemnity for attorney’s fees or other legal costs;

(viii)

In this opinion and the Registration Statement, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a jurisdiction other than Japan would interpret Japanese legal concepts or expressions; and

(ix)	The opinion is given as of the date hereof, and no obligation is undertaken to advise the Company of any changes in any matters set forth herein after the date hereof.

This opinion has been rendered to the Company for its benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than the Company without our specific prior approval thereof in writing save that this opinion may be filed as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we also consent to the references made to us in the Registration Statement under the captions “QUESTIONS AND ANSWERS ABOUT THE JOINT SHARE TRANSFER AND VOTING PROCEDURES FOR THE EXTRAORDINARY GENERAL MEETINGS OF SHAREHOLDERS”, “SUMMARY—Material Japanese Income Tax Consequences of the Joint Share Transfer”, “THE JOINT SHARE TRANSFER—Material Japanese Income Tax Consequences of the Joint Share Transfer” and “TAXATION—The Joint Share Transfer” insofar as they relate to the provisions of Japanese taxation law therein described. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

MORI HAMADA & MATSUMOTO

By:/s/ Takayuki Kihira
Takayuki Kihira